SUBSCRIPTION AGREEMENT

FOR

PACMAN MEDIA, INC.

________________________________

(Company Name)

If you are interested in purchasing shares ("Shares") of the common stock (the "Common Stock") of PACMAN MEDIA INC. (the "Company"), you must:

a) complete this Subscription Agreement (the "Agreement");

b) provide a check or money order (unless a wire transfer is being sent) made payable to PACMAN MEDIA INC.;

c) deliver both the Agreement and payment to:

                         Address:         483 Green Lanes, London N13 4BS

                                                England, United Kingdom

                        Attention:        David Mark Evans

The Company may accept or reject any subscription you tender, in whole or in part. If accepted by the Company, then this Agreement will constitute a subscription for shares of the Company's Common Stock at $0.01 value per share.

You should pay by check, money order or wire transfer payable to PACMAN MEDIA INC.  If the Company rejects your subscription, the Company will return this Agreement and your payment.

If the Company accepts your subscription, a copy of this Agreement will be returned to you as your receipt.  This will confirm your subscription and indicate how much of Company shares you subscribed for. All proceeds of the Offering will be placed in Company’s bank account.

You irrevocably submit this Agreement for the purchase of________________Shares.
With this Agreement, you also submit payment in the amount of $__________ for the Shares subscribed.

In connection with this investment, you represent to the Company that:

a.

You acknowledge to have read a copy of the prospectus of the Company, dated _________, 2015 filed with the Securities and Exchange Commission (“Prospectus”) with respect to the offer and sale of the shares of stock being purchased. You aknowledge not to rely on the Company or its affiliates with respect to economic considerations involved in this investment, but you rely solely on your own advisors.

b.

You further acknowledge that although the shares of common stock being purchased from the Company are registered securities under the U.S. Securities Act of 1933, as amended, there may be restrictions on the resale of the shares imposed by the particular state law where you reside or in a jurisdiction outside of the United States. Accordingly, you will not offer to sell the Shares in any jurisdiction unless you obtain all required consents, if any.

c.

You understand that an investment in the shares is a speculative investment which involves a high degree of risk and the potential loss of your entire investment. You are further aware that no federal or state agency has (i) made any finding or determination as to the fairness of this investment, (ii) made any recommendation or endorsement of the shares or the Company, or (iii) guaranteed or insured any investment in the Shares or any investment made by the Company. You confirm to understand that the price of the stock purchased hereby bears no relation to the assets, book value or net worth of the Company and was determined arbitrarily by the Company.

d.

The Social Security number or identification number that you included in this Agreement is your true, correct and complete identification number.

The Shares should be registered as follows:

Name: ____________________________________________

As (check one):

____

Individual

____

Partnership

____

Corporation

____    Other

______________________________

Street (residence address)

______________________________

City

Country

Zip

______________________________

Phone number

_________________________________

SSN or Government Issues I.D. Number

_________________________________

Signature

______________________________

Date

2